UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2024

Currenc Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41079	98-1602649
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 North Bridge Road, SPACES City Hall, Singapore	188726
(Address of principal executive offices)	(Zip Code)

+65 6407-7362

(Registrant’s telephone number, including area code)

INFINT Acquisition Corporation

32 Broadway, Suite 401
New York, New York 10004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.0001 per share	CURR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Change in Company Officers and Directors

On December 27, 2024, Haggai Ravid notified Currenc Group Inc., a Cayman Islands exempted company (the “Company”) of his resignation as the Company’s Chief Financial Officer, effective December 31, 2024, Mr. Ravid’s resignation did not result from a disagreement with the Company or the board of directors with respect to accounting.

In connection with Mr. Ravid’s resignation, the Company and Mr. Ravid entered into a Cooperation Agreement, dated December 27, 2024 (the “Cooperation Agreement”). Pursuant to the terms of the Cooperation Agreement, the Company will (i) provide to Mr. Ravid a lump sum payment representing Mr. Ravid’s final salary for the period worked through December 31, 2024 and (ii) grant 22,222 ordinary shares of the Company, par value $0.0001 per share, in lieu of any other payments or vesting of restricted ordinary shares pursuant to Mr. Ravid’s Employment Agreement with the Company. Mr. Ravid also agreed to waive reimbursement for outstanding business-related expenses in the amount of $20,000.

The Company’s CEO, Mr. Ronnie Ka Wah Hui, will serve as the Company’s Chief Financial Officer on an interim basis until the Company has found a replacement for Mr. Ravid.

The foregoing description of the Cooperation Agreement is only a summary and is qualified in its entirety by reference to the full text of the Cooperation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated by reference in this Item 5.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2025

CURRENC GROUP INC.

By:	/s/ Ronnie Ka Wah Hui
Name:	Ronnie Ka Wah Hui
Title:	Chief Executive Officer